Exhibit 99.1

News Release

Cenveo Reaches Agreement to
Sell its Custom Envelope Division to Ennis

STAMFORD, CT – (September 17, 2013) – Cenveo, Inc. (NYSE: CVO) today announced that it has executed a letter of intent to sell its Custom Envelope Division (“CED”) to Ennis, Inc. (NYSE: EBF), a manufacturer of printed business products & apparel, headquartered in Midlothian, Texas, for approximately $47.25 million in cash and the assumption of certain trade liabilities. The closing, which is expected to be on or before September 27, 2013, is subject to the completion of normal due diligence procedures and the consummation of a definitive purchase agreement between the two parties.

Cenveo’s CED is comprised of the WISCO envelope brand, which is produced at a facility in Tullahoma, TN., and the National Imprint Corporation (“NIC”) brand, which is produced at a facility in Claysburg, PA., which collectively generated approximately $40 million in sales in the previous fiscal year.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“Cenveo’s Custom Envelope Division has built an outstanding reputation on producing custom short run envelopes for the distributor channel. This divestiture allows Cenveo to focus on our direct and office product envelope businesses, our integration of National Envelope and our other core operations, including the label and packaging businesses. As we have mentioned previously, we continue to evaluate our strategic options for all our operations with a focus on enhancing shareholder value.”

About Cenveo
Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.

About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products.  The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings are available to us that could further exacerbate our risk exposure from debt;  (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media affecting demand for our products; (xii) increases in raw material costs and decreases in their availability; (xiii) our labor relations; (xiv) our compliance with environmental rules and regulations; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.